                                                                   EXHIBIT 10.15

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS
                    ----------------------------------------

    This Agreement of Purchase and Sale of Assets (this "Agreement") is entered into and effective as of September 4, 1997 by and among LITIGATION RESOURCES OF AMERICA-NORTHEAST, INC., a New York corporation (the "Buyer"), LITIGATION RESOURCES OF AMERICA, INC., a Texas corporation which is the owner of all of the authorized and issued capital stock of the Buyer (the "Parent"), and AMICUS ONE LEGAL SUPPORT SERVICES, INC., a New York corporation (the "Seller") and Richard
A. Portas, a resident of New Jersey, individually ("Portas"), Joseph N. Spinozzi, a resident of New York, individually ("Spinozzi"), Carl Anderson, a resident of New York, individually ("Anderson") and Howard Breshin, a resident of New York, individually ("Breshin") (Portas, Spinozzi, Anderson and Breshin being collectively referred to sometimes as the "Seller's Stockholders").
Buyer, Parent, Seller and the Seller's Stockholders are hereinafter sometimes referred to collectively as the "Parties" or singularly as a "Party."

                             W I T N E S S E T H :
                             - - - - - - - - - -

    WHEREAS, the Seller is the owner of various assets associated with the Business (as hereinafter defined);

    WHEREAS, the Buyer and the Parent desire for the Buyer to purchase all of the Assets (as hereinafter defined) owned by the Seller and used in the Business, and the Seller desires to sell such Assets to the Buyer;

    WHEREAS, in connection with the purchase and sale of the Assets, the Parties desire to set forth in this Agreement the terms and conditions with respect to the transfer of such Assets;

    NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS
                              -------------------

    As used herein, the following terms shall have the following meanings:

    ACCOUNTS PAYABLE. The term "Accounts Payable" shall mean all of the accounts payable of the Business.

    ACCOUNTS PAYABLE REPORT. The term "Accounts Payable Report" shall mean a report prepared as of the time specified which shows the accounts payable of the Business by service provider and the age of each Account Payable.

    ACCOUNTS RECEIVABLE. The term "Accounts Receivable" shall mean all of the accounts receivable of the Business.

    ACCOUNTS RECEIVABLE REPORT. The term "Accounts Receivable Report" shall mean a report prepared as of the time specified which shows the Accounts Receivable of the Business listed separately by customer and with the age of each Account Receivable.

    AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of management and policies of a person whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this definition, the term "person" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof.

    ANCILLARY AGREEMENTS. The term "Ancillary Agreements" shall have the meaning set forth in Section 3.2.

    ASSETS.  The term "Assets" shall have the meaning set forth in Section 2.1.

    ASSUMED LIABILITIES. The term "Assumed Liabilities" shall have the meaning set forth in Section 2.6.

    BALANCE SHEET REPORT. The term "Balance Sheet Report" means the unaudited cash basis balance sheet of the Seller as of a given date showing the assets, liabilities and equity of the Seller adjusted to include the Accounts Receivable, Accounts Payable, Trade Payables, Notes Payable and accrued liabilities and further adjusted to exclude Excluded Assets and liabilities not assumed by the Buyer prepared by the Seller on a basis consistent with prior time periods, except for giving effect to the pro forma adjustments reflected in the Financial Statements.

    BILL OF SALE.  The term "Bill of Sale" shall have the meaning set forth in
Section 6.2(g).

    BOOKS AND RECORDS. The term "Books and Records" shall have the meaning set forth in Section 2.1(c).

    BUSINESS. The term "Business" shall mean the court reporting and litigation support business of the Seller as presently conducted.

    BUYER INDEMNIFIED PARTIES. The term "Buyer Indemnified Parties" shall have the meaning set forth in Section 7.1A.

    CASH PURCHASE PRICE. The term "Cash Purchase Price" shall have the meaning set forth in Section 2.3(i).

    CLOSING. The term "Closing" shall mean the consummation of the events and transactions to take place on the Closing Date.

    CLOSING DATE. The term "Closing Date" shall mean September 5, 1997, or such later date as shall be mutually agreed by and between the Buyer and Seller .

    CLOSING DATE ACCOUNTS PAYABLE REPORT. The term "Closing Date Accounts Payable Report" shall mean an Accounts Payable Report prepared as of the Closing Date.

    CLOSING DATE ACCOUNTS RECEIVABLE REPORT. The term "Closing Date Accounts Receivable Report" shall mean an Accounts Receivable Report prepared as of the Closing Date.

    CLOSING DATE BALANCE SHEET REPORT. The term "Closing Date Balance Sheet Report" shall mean a Balance Sheet Report prepared as of the Closing Date.

    CLOSING DATE INCOME STATEMENT. The term "Closing Date Income Statement" shall mean an income statement of the Seller, prepared for the period commencing January 1, 1997 and ending at the Closing Date, after giving effect to the same pro forma adjustments, if any, set forth in the Financial Statements.

    CLOSING DATE REPORTS. The term "Closing Date Reports" shall have the meaning set forth in Section 2.4.

    COMMON STOCK. The term "Common Stock" shall mean the $.01 par value common stock of the Parent.

    CONTRACTS.  The term "Contract" shall have the meaning as contained in
Section 2.1(b).

    CUSTOMERS.  The term "Customers" shall have the meaning as contained in
Section 3.28.

    DAMAGES.  The term "Damages" shall have the meaning set forth in Section
7.1A.

    EFFECTIVE DATE.  The term "Effective Date" shall mean the "Closing Date."

    EMPLOYEE. The term "Employee" shall mean any employee of the Seller who, as of the Effective Date, is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Seller's applicable policies, are eligible to return to active status, but shall not include any independent contractor providing court reporting or litigation support services to Seller from time to time.

    ENVIRONMENTAL, HEALTH & SAFETY LAWS. The term "Environmental, Health & Safety Laws" shall mean all laws (including rules and regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety.

    ERISA.  The term "ERISA" shall have the meaning as contained in Section
3.20.

    EQUIPMENT.  The term "Equipment" shall have the meaning as contained in
Section 2.1(a).

    EXCLUDED ASSETS. The term "Excluded Assets" shall have the meaning as contained in Section 2.2.

    FINAL NET WORTH. The term "Final Net Worth" means total assets minus total liabilities, as reflected on the Closing Date Balance Sheet Report.

    FINANCIAL STATEMENTS. The term "Financial Statements" shall mean the Seller's balance sheet income statement and statement of cash flows of the Seller at and for the period ended June 30, 1997.

    GAAP. The term "GAAP" shall mean generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable from time to time.

    GUARANTEED NET WORTH. The term "Guaranteed Net Worth" shall mean the amount of $254,901, as such amount may be increased under Section 2.6 upon payment of the Notes Payable by the Buyer.

    INTELLECTUAL PROPERTY. The term "Intellectual Property" shall have the meaning as contained in Section 2.1(e).

    LEASED ASSETS. The term "Leased Assets" shall have the meaning ascribed thereto in Section 3.6.

    NET WORTH. The term "Net Worth" means the dollar amount of total assets minus the total liabilities of the Seller as of a given time period as determined by the Balance Sheet Report as of such time period.

    NOTE.  The term "Note" shall have the meaning set forth in Section 2.3(iii).

    NOTES PAYABLE. The term "Notes Payable" shall mean any and all indebtedness of Seller (i) pursuant to a credit facility dated March 13, 1997 ("WCMA Note, Loan and Security Agreement") between Seller and Merrill Lynch Financial Business Services, Inc. in the aggregate original principal amount of $300,000 due March 1998, or (ii) to Citibank.

    NOTICE OF ACTION. The term "Notice of Action" shall have the meaning set forth in Section 7.1C.

    NOTICE OF ELECTION. The term "Notice of Election" shall have the meaning set forth in Section 7.1C.

    ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business" shall mean the ordinary course of Seller's business substantially consistent with Seller's past custom and practice.

    OWNER. The term "Owner" shall mean Amicus One Legal Support Services, Inc., the owner of the Business.

    PARENT SHARES. The term "Parent Shares" shall mean any of the shares of common stock of the Parent whether issued at the Closing or issued or issuable upon conversion of the Note, as contemplated by this Agreement and any of the Ancillary Agreements, as the context requires.

    PUBLIC OFFERING. The term "Public Offering" means the sale by the Parent of any of its Common Stock for cash in an underwritten public offering registered on the appropriate form with the Securities and Exchange Commission.

    PUBLIC OFFERING PRICE. The term "Public Offering Price" shall refer to the initial share price of the Common Stock at the time and on the date of the initial Public Offering of Common Stock by Parent.

    PURCHASE PRICE. The term "Purchase Price" shall mean the consideration payable to the Seller for the Assets as set forth or contemplated in Section 2.3.

    REGISTRATION RIGHTS AGREEMENT. The term "Registration Rights Agreement" shall have the meaning as contained in Section 6.2(j).

    SCHEDULE OF ACCRUED LIABILITIES. The term "Schedule of Accrued Liabilities" shall mean a schedule of accrued liabilities prepared for the period and as of the date specified, with such pro forma adjustments, if any, as may be contemplated by this Agreement.

    SELLER INDEMNIFIED PARTIES. The term "Seller Indemnified Parties" shall have the meaning set forth in Section 7.1B.

    SHAREHOLDERS' AGREEMENT. The term "Shareholders' Agreement" shall have the meaning set forth in Section 6.2(j).

    SUBORDINATION AGREEMENTS. The term "Subordination Agreements" shall mean the Subordination Agreements of even date herewith entered into among Seller and any of the Buyer, the Parent, Affiliates, and holders of Senior Indebtedness (as such item is defined in Note).

    TRADE PAYABLES. The term "Trade Payables" shall mean all of the Accounts Payable of the Business incurred in the ordinary course of business.

                                  ARTICLE II
                     PURCHASE OF ASSETS AND PURCHASE PRICE
                     -------------------------------------

    2.1 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase and receive from the Seller on the Effective Date, all assets owned by Seller and used in or derived from the Business (other than those specifically excluded under Section 2.2 below) including the following (such assets to be referred to herein as the "Assets"):

    (a) All office equipment, supplies, computer hardware, computer software, data processing equipment, and other equipment (the "Equipment"), including the Equipment described on Schedule 2.1(a);

    (b) All contracts, leases, documents, franchises, licenses, instruments, agreements and other written or oral agreements relating to the Business of Seller to which Seller is a party or by which Seller or any of the Assets may be bound as well as all rights, privileges, claims and options relating to the foregoing (the "Contracts"), including the material Contracts of the Seller described on Schedule 2.1(b);

    (c) All customer and supplier files and databases, customer and supplier lists, and copies of accounting and financial records, invoices, and other books and records relating principally to the Business (the "Books and Records"), including the Books and Records described on Schedule 2.1(c);

    (d) Employee files for those employees actually hired by Buyer;

    (e) All right, title and interest of Seller, in, to and under all service marks, trademarks, trade and assumed names, principally related to the Business together with the right to recover for infringement thereon, if any (the "Intellectual Property"), and other marks and/or names described on Schedule 2.1(e) or as described in Section 2.1(j);

    (f) All advertising materials and all other printed or written materials related to the conduct of the Business;

    (g) All of the Seller's general intangibles, claims, rights of set off, rights of recoupment, goodwill, trade secrets and royalty rights and other proprietary intangibles, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, which are used in the Business, and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (the "General Intangibles"), including the General Intangibles described on Schedule 2.1(g);

    (h) All goodwill and going concern value and all other intangible properties related to the Business;

    (i) All of Seller's receivables, including Accounts Receivable, notes receivable and trade receivables, and intercompany receivables relating to the Business; and

    (j) The exclusive right to use the names "Amicus One Legal Support Services, Co.," "Cardinal Reporting Co." and "AM Court Reporting, Co.", any similar name or derivative thereof, and any past or present assumed names or trade names in connection with Seller's use of the Assets (the "Seller's Names") in all areas in which the Business is conducted and all other rights with respect to the Seller's Names in which the Seller has an interest outside such area, if any, except that Seller may use the aforementioned names in connection with the winding up of its affairs and liquidation.

    2.2 EXCLUDED ASSETS. Seller is not selling and Buyer is not purchasing any of the following excluded assets related to the Business ("Excluded Assets"): (i) cash, and (ii) cash investments in securities, cash deposits (including security deposits for utilities and other security deposits), right to receive cash refunds, and other cash equivalents, all as more specifically described on Schedule 2.2.

    2.3 PURCHASE PRICE. Upon the terms and subject to the conditions contained herein and as consideration for the sale of the Assets and the performance by the Seller of various other matters as provided herein, the Buyer or the Parent shall pay the Seller, at the Closing, the aggregate amount of the following (the "Purchase Price"):

    (i) Cash in the amount of One Million Six Hundred Thousand Dollars ($1,600,000) (the "Cash Purchase Price"), paid by the wire transfer of immediately available funds to the account or accounts specified by the Seller;

    (ii) 116,471 shares of Common Stock at a deemed issuance price of Eight and 50/100 Dollars ($8.50); and

    (iii) Subject to the provisions of Section 2.4, a convertible subordinated promissory note of the Buyer dated as of the Closing Date in substantially the form of EXHIBIT A in the amount of Five Hundred and Sixty Thousand Dollars ($560,000) which shall be subordinated to other indebtedness of the Parent and the Buyer as specified therein, and convertible into Common Stock, as provided therein ( the "Note"); The Note shall, subject to certain cash flow requirements and certain limitations imposed by the Subordination Agreements, bear interest at an annual rate of Six Percent (6%), and provide for equal quarterly payments of accrued interest for the first year and equal quarterly payments of principal and accrued interest over a four (4) year period commencing with the fifth quarterly payment date.

    2.4 DETERMINATION OF FINAL NET WORTH. Each of the Closing Date Balance Sheet Report, the Closing Date Accounts Receivable Report, the Closing Date Accounts Payable Report, the Closing Date Schedule of Accrued Liabilities and the Closing Date Income Statement (collectively, the "Closing Date Reports") of the Seller shall be compiled by the Seller's accountants, as promptly as possible after the Closing, and delivered, along with a letter as to the scope of such compilation, to Buyer and Buyer's accountants within 30 days after the Closing Date. The Buyer's accountants shall review the Closing Date Reports (including any corresponding work papers of Seller's accountants) and report to the Seller's accountants in writing within 30 days of receipt thereof of any discrepancy as a result of their compilation thereof. If Seller's accountants and Buyer's accountants cannot resolve such discrepancy within 30 days after Seller's accountants receipt of such reported discrepancy, then they shall so notify the Seller and the Buyer. The Seller and the Buyer shall attempt to resolve the discrepancy within 15 days of such notice. If the Seller and the Buyer cannot resolve the discrepancy to their mutual satisfaction, another independent public accounting firm acceptable to the Seller and the Buyer shall be retained to review the Closing Date Reports. Such firm's conclusions as to any such discrepancy in the Closing Date Reports for purposes of determining the Final Net Worth of the Seller shall be conclusive. The Seller and the Buyer shall share equally in the expenses of retaining such accounting firm. The Buyer shall pay the expenses of the Buyer's accountants for their review of the Closing Date Reports, and the Seller shall pay the expenses of Seller's accountants for their review of the Closing Date Reports.

    2.5 ADJUSTMENT OF PURCHASE PRICE. After the Closing Date, the Purchase Price set forth in Section 2.3 shall be adjusted as follows: (i) if the Final Net Worth of the Company as finally determined pursuant to Section 2.4 shall be more than the Guaranteed Net Worth, then the cash portion of the Purchase Price shall be increased by an amount equal to the amount of such excess, and paid to Seller by wire transfer promptly upon determination of final net worth and (ii) if the Final Net Worth of the Company as finally determined pursuant to Section
2.4 shall be less than the Guaranteed Net Worth, then the Note portion of the Purchase Price and thereafter, if necessary, the Common Stock delivered under
Section 2.3(ii) shall be reduced by an amount equal to the amount of such shortfall (such Common Stock to be valued at $8.50 per share for purposes of this Section 2.5 only).

    2.6 ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions contained herein, the Buyer agrees that on the Closing Date, it will not assume any liabilities of Seller except for those liabilities listed as current liabilities on Seller's Balance Sheet dated June 30, 1997 (including the notes thereto), subject, however, to adjustments for changes in liabilities occurring in the ordinary course of Seller's business following June 30, 1997 through the Closing Date, as determined under Section 2.4 and set forth on the Closing Date Reports ("Assumed Liabilities"). Buyer specifically excludes and does not assume any liabilities relating to or arising out of any of Seller's tax obligations, tax claims, tax charges, tax fines or any related tax liabilities, regardless of the source, cause or origin of such tax liabilities. At or prior to the Closing, Buyer shall pay by wire transfer of immediately available funds the full amount due on the note payable to Merrill Lynch Business Financial Services, Inc. and as soon as practicable thereafter provide the Seller with evidence of release of all liens with respect thereto. Upon payment of such Notes Payable, the amount of the Guaranteed Net Worth shall be increased by all amounts paid with respect thereto.

    2.7 ALLOCATION OF PURCHASE PRICE. For all federal, state and local tax purposes, the Purchase Price shall be allocated among the various Assets in the manner indicated in SCHEDULE 2.7 hereto subject to adjustment pursuant to the Closing Date Reports. None of the Parties shall file any tax return or report or take any position with any taxing agency or authority which is inconsistent with the foregoing allocation, except to the extent mandated by a court of law or the appropriate taxing agency or authority in a determination binding upon one Party provided that such Party has given written notice and reasonable opportunity to the other Party, at its expense, to contest and appeal such determination on behalf of both Parties and such determination has nevertheless become final. Within ninety (90) days after the Closing Date, the Parties shall prepare for filing with the Internal Revenue Service a Form 8594 in accordance with the foregoing allocation.

    2.8 TAXES. Seller shall be liable for the payment of all sales and use taxes arising out of the sale and transfer or removal of the Assets, if any, and the assumption of the Assumed Liabilities. On or before the Effective Date, the Seller agrees to furnish to the Buyer certificates from the state taxing authorities, and any related certificates, that the Buyer may reasonably request and are reasonably available from the relevant taxing authorities, as evidence that all sales and use tax liabilities of the Seller accruing before the Effective Date have been fully provided for or satisfied. The Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind of the Seller, related to any period before the Effective Date.

    2.9 TITLE TO ASSETS AND RISK OF LOSS. Title to the Assets and risk of loss or damage to the Assets by casualty (whether or not covered by insurance) will pass to the Buyer immediately upon completion of the Closing.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

    The Seller hereby represents and warrants, except as otherwise set forth on the Schedules attached hereto, that:

    3.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has all necessary corporate powers to own its properties and to operate the Business as now owned and operated by it, and is not qualified, nor required to be qualified, to do business in any other state.

    3.2 AUTHORITY. Seller has the full right, power, legal capacity and authority to execute, deliver and perform Seller's obligations under this Agreement and all agreements ancillary to this Agreement which are part of the underlying transaction made the basis of this Agreement and executed in connection herewith, including but not limited to the Exhibits hereto ("Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller has been duly authorized by the Board of Directors and all of the stockholders of the Seller.

     3.3  CONSENTS AND APPROVALS; NO BREACH OR DEFAULT.  Except as set forth on
SCHEDULE 3.3(A), no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement, or the consummation by Seller of the transactions contemplated hereby. Except as set forth on SCHEDULE 3.3(B), neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller, nor the consummation of the transactions contemplated herein by Seller, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which Seller is, or the Assets are, subject, or
(B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material agreement, contract, lease, license, instrument, promissory note, conditional sales contract, partnership agreement or other arrangement to which Seller or any of Seller's Affiliates is a party, or by which Seller is bound, or to which the Assets are subject, or (C) conflict with or violate the articles of incorporation or by-laws or other charter document of Seller.

     3.4 VALID AND BINDING OBLIGATION. This Agreement, and upon execution by the proper persons, each of the Ancillary Agreements to be executed by Seller or any of Seller's Stockholders in connection herewith, will constitute the legal, valid, and binding obligation of Seller and each of Seller's Stockholders who is a party thereto, enforceable against Seller or each of such Seller's Stockholders in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, or other similar laws affecting the rights of creditors generally and further subject to the action of a court with respect to equitable remedies.

     3.5 TITLE TO ASSETS. Except as set forth on SCHEDULE 3.5 and the Financial Statements, Seller has good and marketable title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, except to the extent of executory obligations expressly set forth in any agreement or contract with respect to the Leased Assets and Purchased Assets subject to Seller financing agreements as set forth in the Schedules hereto. Seller shall deliver to Buyer at Closing good and marketable title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, or covenants, except to the extent of executory obligations expressly set forth in any agreement or contract with respect to the Leased Assets and Purchased Assets subject to Seller financing agreements as set forth in the Schedules hereto.

     3.6 POSSESSION OF ASSETS; LEASED ASSETS. Seller is in possession of all of the Assets, and all of the assets leased to Seller from others. All assets leased to Seller from others, whether real, personal or mixed, are described on
SCHEDULE 3.6 and SCHEDULE 3.14(B) attached hereto (the "Leased Assets"). The Assets and the Leased Assets constitute all of the material property, whether real, personal, mixed, tangible, or intangible, that is owned or used in the Business by Seller, other than the Excluded Assets. Seller does not own legal or equitable title to any assets or interests in assets except the Assets, the Leased Assets and the Excluded Assets. Seller shall deliver to Buyer on the Closing Date, possession of and/or control or dominion over all of the Assets and the Leased Assets, including without limitation all of Seller's Accounts Receivable, property and equipment, other personal property, contract rights and general intangibles, client and supplier lists, and assumed and trade names.

     3.7 CONDITION. All of the Assets and the Leased Assets are in good operating condition and repair for their intended use, except for ordinary wear and tear.

     3.8 CONTRACTS AND LEASES. The Contracts include all of the contracts, leases, documents, instruments, agreements, and other written or oral arrangements to which Seller is a party or by which Seller or the Assets may be bound. Except as set forth on SCHEDULE 2.1(B), all of the Contracts are valid and in full force and effect, and there has not been any default by Seller or, to the best of Seller's knowledge, any third party to any of said Contracts, or any event, fact or circumstance which with notice or lapse of time or both, would constitute a default by Seller or any other party to any of the Contracts. Seller has not received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that such party might have under any of the Contracts.

     3.9  EQUIPMENT.  All of the equipment owned by Seller is set forth on
SCHEDULE 3.9.

     3.10 ACCOUNTS RECEIVABLE. All of the Accounts Receivable of Seller as set forth in the books and records of Seller, and all papers and documents relating thereto, are genuine and in all respects what they purport to be, and each such Account Receivable is valid and subsisting and is owed by the account debtor named in such Account Receivable. The amount of each Account Receivable represented as owing as of the date indicated (i) is the correct amount actually and unconditionally owing as of the date indicated, (ii) to the best of Seller's knowledge, is not subject to any set-offs, credits, disputes, defenses, deductions or countercharges, and (iii) to the best knowledge of Seller, will be paid in the Ordinary Course of Business, net of allowances as set forth in the Seller's financial statements. None of the Accounts Receivable has been paid outside of the Ordinary Course of Business, and neither Seller nor any of its Affiliates has made any efforts to collect any of the Accounts Receivable outside of the Ordinary Course of Business.

     3.11 INVENTORIES. Seller does not have any raw materials, work in process, finished goods or other inventory.

     3.12 LICENSES. All licenses owned by Seller or in which Seller has any rights, licenses or sublicenses (collectively, the "Licenses"), together with a brief description of each, are set forth on SCHEDULE 3.12. To the best of Seller's knowledge, Seller has not infringed, and is not now infringing, on any license belonging to any other person or other entity. Seller owns and holds adequate licenses necessary for the Business as now conducted by it, and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others. Buyer is hereby acquiring, and will continue to enjoy the use and benefit of, the Licenses.

     3.13 INTELLECTUAL PROPERTY. All of the intellectual property (the "Intellectual Property") of Seller is set forth on SCHEDULE 3.13. The Intellectual Property constitutes all of the intellectual property necessary to the lawful conduct of the Business without any infringement or conflict with the rights of others, and no adverse claims have been asserted against the Intellectual Property, Seller or the Business with respect thereto.

     3.14 REAL PROPERTY; LEASED REAL PROPERTY. Except as set forth in SCHEDULE 3.14(A) with respect to real property owned by Seller, and SCHEDULE 3.14(B) with respect to real property leased by Seller (such real property being hereinafter referred to collectively as the "Real Property"), Seller neither owns nor leases any real property or improvements or interests therein. Except for Seller, there are no parties in possession of any portion of the Real Property as lessees, tenants at will or at sufferance, trespassers or otherwise.

     3.15 SUBSIDIARIES. Seller does not own, and has never previously owned, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

     3.16 INSURANCE. Attached hereto as SCHEDULE 3.16 is a true, complete and accurate list of all insurance policies maintained by Seller.

     3.17 BANKING. The names and addresses of all banks or other financial institutions in which Seller has an account, deposit or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or having access to these boxes, are set forth on SCHEDULE 3.17 attached hereto.

     3.18 POWERS OF ATTORNEY. No person or other entity holds a general or special power of attorney from Seller.

     3.19 PERSONNEL. Attached hereto as SCHEDULE 3.19 (A) is a list of the names, addresses, hire dates, dates of birth and job descriptions of all Employees of Seller, stating their rates of compensation including, if determined, bonuses payable to each. Attached hereto as SCHEDULE 3.19 (B) is a list of the names, addresses, dates of birth and services provided by all independent court reporters used by Seller during the preceding one (1) year, stating their rates and methods of compensation.

     3.20 EMPLOYEE BENEFITS. SCHEDULE 3.20 is a true, correct and complete list of each "employee benefit plan," within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") has ever been maintained or sponsored by Seller or any of its Affiliates. Each such employee benefit plan (and each related trust, insurance contract, or fund) is in full force and effect, and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws. Neither Seller nor any other party is in default under any of the plans, there have been no claims of default, and there are no facts, conditions or circumstances which if continued, or on notice, will result in a default, under any plan. None of the plans will, by its terms or under applicable law, become binding upon or become an obligation of the Buyer. No assets of any plan are being transferred to Buyer or to any plan of Buyer. Seller does not contribute to, and has never contributed to, and has never been required to contribute to, any multiemployer plan, and Seller does not have, and has never had, any liability (including withdrawal liability) under any multiemployer plan.

     3.21 EMPLOYMENT AGREEMENTS. SCHEDULE 3.21 is a list of all employment agreements, consulting agreements, collective bargaining agreements, and agreements providing for director and officer indemnification or other agreements or arrangements providing for employee or other remuneration, severance payments or benefits to which Seller is a party or by which Seller is bound (collectively, the "Seller Employment Agreements"). Buyer will not have any duty, liability or obligation with respect to any of the Seller Employment Agreements. Except as set forth on SCHEDULE 3.21, no Employees are represented by any labor organization.

     3.22 LIABILITIES. Seller does not have any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except (i) liabilities which are adequately disclosed or accrued against in the Balance Sheet Reports, and (ii) liabilities which have been incurred in the Ordinary Course of the Business since June 30, 1997 and in accordance with standard, customary and historical practices and experiences of Seller, except for giving effect to the pro forma adjustments reflected in the Seller's Financial Statements. In no event shall the Buyer be liable for (or have paid any) legal, accounting or other costs or expenses incurred by Seller in connection with any of the transactions contemplated in this Agreement. Seller will pay on or before the Closing Date all of such expenses incurred in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the performance of the transactions specified or contemplated therein.

     3.23 LITIGATION. Except as set forth on SCHEDULE 3.23, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller, its Affiliates, the Assets, the Leased Assets or the Business.

     3.24 TAX MATTERS. Seller has filed all tax or information returns that Seller was required to file, and all such tax returns or reports were correct and complete in all material respects. All taxes owed by Seller (whether or not shown on any tax return) which are due and owing have been paid, except for any such taxes being contested in good faith and for which adequate reserves have been established. Seller is not the beneficiary of any extension of time within which to file any tax return, and Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Seller has withheld and paid all taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party. Neither Seller nor any director or officer (or employee responsible for tax matters) of Seller has reason to believe that any authority might assess any additional taxes for any period for which tax returns or reports have been filed. Except as set forth on SCHEDULE 3.24, there is no dispute or claim concerning any tax liability of Seller.

     3.25 COMPLIANCE WITH LAWS. Seller has complied in all material respects with, and is not in violation of, applicable material federal, state or local ordinances, statutes, laws, rules, restrictions and regulations (including, without limitation, any applicable Environmental, Health

& Safety Laws) that affects, or is likely to affect, directly or indirectly, the Business, the Assets, the Leased Assets, the Real Property or the clients, suppliers or financial prospects of Seller. There are not any uncured material violations of federal, state or local laws, ordinances, statutes, orders, rules, restrictions, regulations or requirements affecting any portion of the Business, the Real Property, the Assets or the Leased Assets, and neither any of the Assets, the Leased Assets or the Real Property, nor the operation thereof nor the conduct of the Business, violates in any material respect any applicable federal, state or municipal laws, ordinances, orders, regulations or requirements. Seller has not received notice of any past, present or future event, condition, circumstance, activity, practice, incident, action or plan which may interfere with or prevent compliance or continued compliance with the Environmental, Health & Safety Laws or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, lawsuit, proceeding, hearing, study or investigation, based on, related to, or alleging any violation of the Environmental Health & Safety Laws.

     3.26  FINANCIAL STATEMENTS.   The Financial Statements (i) are true,
complete, and correct in all material respects, (ii) fairly and accurately present the financial position of Seller as of the periods described therein, and the results of the operations of Seller for the periods indicated, and (iii) have been prepared consistently and in accordance with the Seller's historical customs and practices, except for the pro forma adjustments thereto described therein or otherwise contemplated in this Agreement.

     3.27  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in
SCHEDULE 3.27 or otherwise set forth in this Agreement, since June 30, 1997.

     (A) there has been no: (i) material adverse change in the financial condition, assets, liabilities, business or prospects of Seller; (ii) material loss, destruction or damage to any property of Seller, whether or not insured;
(iii) labor trouble, pending or threatened, involving Seller, or change in the personnel of Seller or the terms or conditions of their employment or other engagement; nor (iv) other event or condition of any character (excluding general economic condition affecting the Business) that has or could have a material adverse effect on the financial condition, business, liabilities, goodwill or prospects of the Business;

     (B) Seller and its Affiliates have used their reasonable best efforts to preserve the business organization of Seller intact, to maintain the goodwill of the Business, to keep available to the Business the Employees and the Independent Contractors, and to preserve the present relationships of Seller with its suppliers, clients, regulatory authorities and others having business relationships with it;

     (C) Seller has maintained and operated the Business in the Ordinary Course of Business and in accordance with industry practices and Seller's historical policies;

     (D) Seller has not issued or sold, nor directly or indirectly redeemed or acquired, any of its securities;

     (E) Seller has not declared, set aside nor paid a dividend or other distribution, nor made any payment of any type to the holders of any equity interest in Seller, other than ordinary salary, compensation or expenses which have been paid in the Ordinary Course of Business and fully disclosed to Buyer;

     (F) Seller has neither waived nor released any material right of or material claim held by it, nor discounted any of its receivables, nor revalued any of its assets or liabilities;

     (G) Seller has not acquired nor disposed of any assets having a value of $5,000 individually or $15,000 in the aggregate, and has not entered into any contract, commitment or arrangement therefor, and has not entered into any other transaction, other than for value in the Ordinary Course of Business and in accordance with industry practices;

     (H) Seller has not changed the salary or other compensation payable or to become payable by Seller to any of its officers, directors, employees, independent contractors, agents or other personnel, and has not declared, made or committed to any kind of payment of a bonus or other additional salary or compensation to any such person;

     (I) Seller has not made a loan to any person or entity, and has not guarantied any loan, in an amount in excess of $5,000 individually or $15,000 in the aggregate;

     (J) Seller has not amended nor terminated any material contract, agreement, permit or license to which Seller is a party, or by which Seller or any of the Assets or Leased Assets are bound;

     (K) Seller has maintained all debt and lease instruments, and has not entered into any new or amended debt or lease instruments;

     (L) Seller has not entered into any agreement or instrument which would constitute an encumbrance, mortgage or pledge of the Assets, or which would bind Buyer or the Assets after Closing, in an amount in excess of $5,000 individually or $15,000 in the aggregate;

     (M) Seller has provided to Buyer any and all books, records, contracts, and other documents or data pertaining to the ownership, use, insurance, operation, renovation and maintenance of the Assets, the Leased Assets and the Business;

     (N) To the best of Seller's knowledge and belief, Seller has performed all of Seller's obligations under all contracts and commitments applicable to Seller, the Assets and the Leased Assets, and has maintained Seller's books of account and records in the usual, regular and customary manner, except for the pro forma adjustments contemplated by this Agreement;

     (O) Seller has complied with all material statutes, laws, ordinances and regulations applicable to Seller, the Assets, the Leased Assets and the conduct of the Business;

     (P) Seller has paid all bills and other payments due with respect to the ownership, use, insurance, operation and maintenance of the Business, the Assets and the Leased Assets, as and when such bills or other payments were due, and has taken all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets or the Leased Assets; provided however, Seller has not made any expenditures outside the Ordinary Course of Business, nor any capital expenditures, in excess of $5,000 individually or $15,000 in the aggregate;

     (Q) Seller has not made any material changes in its management, operations, accounting or business practices or methods (including without limitation, any change in depreciation or amortization policies or rates), except for the pro forma adjustments contemplated set forth in the Seller's Financial Statements or otherwise expressly set forth herein, except as set forth in this Agreement, the Ancillary Agreements or any schedules thereto and

     (R) all revenues or cash or other receipts from all sources received by Seller have been deposited in Seller's account.

     3.28 CLIENTS. SCHEDULE 3.28 to this Agreement is a true, complete and correct list of all clients and customers of Seller ("Customers"), together with summaries of the sales or services provided to each client during the six month period ended June 30, 1997. Except as indicated in SCHEDULE 3.28, Seller does not have any information, nor is it aware of any facts or circumstances, indicating that any of these clients intend not to do business with Buyer to the same volume and extent, and on the same terms, as they have historically done business with Seller.

     3.29 INTERESTS IN CLIENTS, SUPPLIERS AND COMPETITORS. No officer, director or shareholder of Seller (nor any former officer, director or shareholder), or member of their immediate families, has any direct or indirect interest in any competitor, supplier or client of Seller, nor any person or other entity who has done business with Seller in the one year period preceding the date of this Agreement.

     3.30 CORPORATE DOCUMENTS. Seller has furnished to Buyer for its examination (i) a true, complete and correct copy of Seller's Articles of Incorporation and By-laws and all other written agreements between the Seller and its officers or directors of Seller, all as amended to date; (ii) true, complete and correct copies of the contents of the minute books of Seller (including proceedings of audit and other committees), each of which contains all records for all proceedings, consents, actions and meetings of the stockholders or directors of Seller since its date of formation.

     3.31 BULK SALE WARRANTY FOR SALES TAX PURPOSES. Prior to Closing, Seller has never sold a substantial or significant part of its assets in any single transaction or series of transactions. The transaction contemplated herein is the sale of the entire operating assets of a business, and a sale outside the ordinary course of Seller's business, and except for sales or use tax that may arise from the sale of Seller's equipment, no sales tax is due upon or by reason of the Closing.

     3.32 DISCLOSURE. Seller has provided to Buyer actual copies of all material Contracts, documents concerning all litigation and administrative proceedings, employee benefit plans, Licenses, insurance policies, lists of suppliers, clients, employees and independent contractors, and corporate records relating to Seller or its assets and liabilities, the Business and the Real Property, and such information covers all material commitments and liabilities of Seller. In addition, (i) Buyer has been kept fully informed with respect to all material developments in the business of Seller since the June 30, 1997,
(ii) management of Seller has not made any material business decisions, nor taken any material actions, since the June 30, 1997 of which Buyer has not been advised, and (iii) Buyer and its agents have been granted unlimited access to the books and records of Seller (whether retained electronically, on disc or on paper).

     3.33 FULL DISCLOSURE. This Agreement, the schedules and exhibits hereto, and all other documents and written information furnished by Seller or its Affiliates to Buyer or its representatives pursuant hereto or in connection herewith, are, to the knowledge of Seller, true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are, to the knowledge of Seller, no facts or circumstances relating to the Business or Seller's liabilities, prospects, operations or financial condition, or the Assets, which materially and adversely affect or, so far as the Seller can now reasonably foresee, will materially and adversely affect, the Business, Seller or the assets, liabilities, prospects, operations or financial condition thereof, or the ability of the Seller to perform this Agreement or the obligations of Seller hereunder. For purposes of the representations and warranties of the Seller in this Agreement, any disclosure by Seller in response to any item or schedule provided shall be deemed to be responsive to the specific disclosure called for by any schedule delivered pursuant to this Agreement, provided that the facts disclosed in such schedule would reasonably apprise the Buyer or Parent of the potential applicability of such facts to another disclosure schedule.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer and Parent jointly and severally represent and warrant, except as otherwise set forth on the Schedules attached hereto, that:

     4.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it and is not qualified, nor required to be qualified, to do business in any other state.

     4.2 AUTHORITY. Each of Buyer and Parent, as applicable, has the full right, power, legal capacity, and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to deliver and perform Buyer's and Seller's respective obligations under this Agreement and all agreements ancillary to this Agreement which are part of the underlying transactions made the basis of this Agreement executed in connection herewith. The execution, delivery and performance of this Agreement, the Ancillary Agreements, and each document or instrument or agreement to be executed by Buyer and Parent in connection herewith have been duly authorized by the Board of Directors of the Buyer and Parent, no shareholder approval of either is required. The execution, delivery and performance of this Agreement and any Ancillary Agreements by Buyer and Parent, as applicable, have been duly authorized by all necessary corporate action.

     4.3 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, each of this Agreement and the Ancillary Agreements will constitute the legal, valid, and binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

     4.4 BROKERS. Except for The GulfStar Group, Inc. neither Buyer, nor Parent, nor any of their respective Affiliates, officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein. Buyer and Parent agree to pay any and all of such fees of the GulfStar Group, Inc. or any other broker, agent or finder.

     4.5 CONSENTS AND APPROVALS. No consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Buyer or Parent in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby.

     4.6 LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting, Parent or Buyer which could have an effect on the consummation or performance of the transactions and action contemplated by this agreement and the Ancillary Agreements.

     4.7 FINANCIAL STATEMENTS. The financial statements of Parent delivered to Seller (i) are true, complete and correct in all material respects, (ii) fairly and accurately present the financial position of Parent as of the periods described therein, and the results of the operations of Parent for the periods indicated, and (iv) have been prepared in accordance with generally accepted accounting principles and in accordance with Parent's historical custom and practice.

     4.8 PUBLIC OFFERING. Parent has provided to Seller true and accurate information as to the status of the proposed Public Offering by Parent.

     4.9  COMMON STOCK.  The Parent Shares to be issued to Buyer pursuant to
Section 2.3 hereof have been duly authorized by proper corporate action and when issued will be duly and validly issued, fully paid and non-assessable shares of Common Stock of Parent. Parent has duly reserved for issuance the share of Common Stock which are issuable upon conversion of the Notes. The shares of Common Stock issuable upon conversion of the Note will upon conversion of the Note be duly and validly authorized and issued, fully paid and non-assessable

     4.10 FUNDING. Parent has the financing resources to provide for funding of the operations of the Business after the Effective Date, consistent with the present and reasonably anticipated future needs of such Business.

     4.11 FULL DISCLOSURE. This Agreement, the schedules and exhibits hereto, and all other documents and written information furnished by Buyer and Parent or their respective Affiliates to Seller or its representatives pursuant hereto or in connection herewith, are to the knowledge of the Buyer and Parent true, complete and correct, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. There are, to the knowledge of the Buyer and Parent, no facts or circumstances relating to the business of the Buyer or Parent or their respective liabilities, prospects, operations, financial condition or assets, which materially and adversely affect or, so far as the Buyer or Parent can now reasonably foresee, will materially and adversely affect, the business of the Buyer or Parent or their respective assets, liabilities, prospects, operations or financial condition thereof, or the ability of the Seller to perform this Agreement or the obligations of Seller hereunder. For purposes of the representations and warranties of the Buyer or Parent in this Agreement, any disclosure by Buyer or Parent in response to any item or schedule provided shall be deemed to be responsive to the specific disclosure called for by any schedule delivered pursuant to this Agreement, provided that the facts disclosed in such schedule would reasonably apprise the Seller of the potential applicability of such facts to another disclosure schedule.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES
                            ------------------------

     Buyer, Parent and Seller covenant and agree as follows:

     5.1 CONDUCT OF THE BUSINESS. Except as otherwise permitted by this Agreement or consented to by Buyer or Parent in writing, Seller shall conduct the Business in the ordinary course in substantially the same manner as heretofore, using its best efforts to preserve intact its present business organization, to keep available the services of its Employees, and to preserve its relationships with customers, suppliers and others having business dealings with it.

     5.2 CERTAIN CHANGES. Except as otherwise permitted by this Agreement or consented to by Buyer or Parent in writing, Seller shall not: (a) subject any of the Assets to any lien or encumbrance; (b) dispose of any of the Assets except in the ordinary course of business; or (c) grant any increase in compensation or benefits to any Employee; (d) materially modify any of the Liabilities, or (e) with respect to the Business, perform any act outside the ordinary course of the Business except as otherwise contemplated by this Agreement.

     5.3  NOTICE.  Seller will notify Buyer as soon as possible in writing if
(i) any of Seller's representations or warranties set forth in this Agreement are or become untrue in any material respect prior to the Closing Date, (ii) Seller fails to fully perform all of the covenants of Seller set forth in this Agreement in any material respect, or (iii) there occurs any material adverse development in the Business or Seller's market position, sales, profit trends, labor regulations, litigation or insurance claims or otherwise. Buyer or Parent will notify Seller as soon as possible in writing if (i) any of Buyer's or Parent's representations or warranties set forth in this Agreement are or become untrue in any material respect prior to the Closing Date, (ii) Buyer or Parent fails to fully perform all of the covenants of Buyer or Parent set forth in this Agreement in any material respect, or (iii) there occurs any material adverse development in the business of Parent or Parent's market position, sales, profit trends, labor regulations, litigation or insurance claims, financial resources, proposed public offering, or otherwise.

     5.4 RECORD RETENTION. From and after the Closing, Seller shall permit Buyer the right, during normal business hours, to inspect any documents, books, records or other information pertaining to the Assets.

     5.5 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law in any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that except for the Assumed Liabilities, the indemnity provisions of Article VII hereof shall apply to any damages of Buyer arising out of or resulting from the failure of Buyer or Seller to comply with any such laws or any similar law which may be asserted to be applicable.

     5.6 TERMINATION OF EMPLOYMENT OF SELLER'S EMPLOYEES. Buyer anticipates extending an offer of employment to substantially all of the employees of the Seller on substantially the same terms and conditions as the Employees currently are employed by Seller. Notwithstanding the foregoing, nothing herein shall imply or guarantee employment of any Employee of Seller by Buyer. If Seller's Employees desire employment with Buyer, they will be interviewed in conjunction with the applicants from other sources and given strong consideration for available positions with Buyer, at the wages, hours, and conditions of employment established by Buyer prior to hiring any employees. Seller agrees to use its best efforts to make available the Employees to the Buyer that Buyer desire to hire for the purpose of operating the Business. Notwithstanding anything to the contrary contained herein, Buyer agrees that it will offer to employ substantially all of Seller's employees. Nothing shall prohibit Buyer from terminating any of Seller's Employees subsequent to their employment by Buyer.

     5.7 INSURANCE. Seller shall assist Buyer in transferring to Buyer any insurance applicable to the Assets or the Leased Assets which Buyer elects to maintain in effect.

     5.8 CONFIDENTIALITY. Seller will not, and will not permit any of its Affiliates to, disclose any information of a confidential or proprietary nature concerning the Assets or the Business to any third parties without Buyer's or Parent's consent (except to professionals employed or retained by Seller in connection with the Agreement and the transactions contemplated hereby), and in no event shall Seller use, or allow any of its Affiliates to use, such confidential or proprietary information for its or his own benefit or to the detriment of Buyer or the Business. No public or private announcement shall be made of the transactions contemplated herein, nor the terms hereof, by Seller or any of its affiliates, without the prior written approval of Buyer as to timing, form and content.

     5.9  NON-COMPETITION AGREEMENT.   The Seller agrees that, for the period
beginning on the Closing Date and continuing for three (3) years following the Closing Date, neither the Seller or any of its Affiliates, shall, either directly or indirectly, individually or separately, for themselves or as a shareholder, owner, partner, joint venturer, promoter, consultant, manager, independent contractor, agent, or in some similar capacity for any reason whatsoever:

     A. Enter into, engage in, or be connected with any court reporting business or business operation or activity within Westchester, New York, Kings, Queens, Bronx, Richmond, Rockland and Nassau Counties in New York and Bergen, Essex, Union, Middlesex, Morris, Warren, Somerset, Sussex and Passaic Counties in New Jersey;

     B. Call upon any customer whose account is or was serviced in whole or in part by the Seller in relation to the Business or the Buyer with the intent of selling or attempting to sell to any such customer any services similar to the services provided by the Buyer; and

     C. Intentionally divert, solicit or take away any customer, supplier or employee of the Buyer, or the patronage of any customer or supplier of the Buyer, or otherwise interfere with or disturb the relationship existing between the Buyer and any of its customers, suppliers, or employees, directly or indirectly.

     In the event the Buyer ceases operation of the Business other than in a merger, consolidation, or similar transaction, or upon the filing of a bankruptcy or receivership proceeding against the Buyer, or upon the appointment of a liquidator for the Buyer, the provisions of this Section 5.9 will not be applicable to the conduct of Seller or its affiliates subsequent thereto.

     Notwithstanding anything to the contrary contained herein, it is understood and agreed that the foregoing provisions contained in this Section 5.9 shall not apply to an individual named in Section 5.9 if that particular individual executes an Employment Agreement or Consulting Agreement as of the Closing Date with the Buyer containing noncompete provisions. It is mutually understood and agreed that if any of the provisions relating to the scope, time or territory in this Section 5.9 are more extensive than is enforceable under applicable law or are broader than necessary to protect the goodwill and legitimate business interests of the Buyer, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the ambit of enforceability under applicable law. Nothing contained herein shall prohibit any person from working as a court reporter for any court or governmental agency.

     The Parties acknowledge that the remedies at law for breach of Seller's covenants contained in this Section 5.9 are inadequate, and they agree that the Buyer shall be entitled, at its election, to injunctive relief (without the necessity of posting bond against such breach or attempted breach), and to specific performance of said covenants in addition to any other remedies at law or equity that may be available to the Buyer.


                                   ARTICLE VI
                                  THE CLOSING
                                  -----------

     6.1 CLOSING. Payment of the Purchase Price required to be made by the Buyer and Parent to the Seller and the transfer of the Assets by the Seller and the other transactions contemplated hereby shall take place on the Closing Date at 10:00 a.m. CST, at the offices of Boyer, Ewing & Harris Incorporated, 9 Greenway Plaza, Suite 3100, Houston, Texas 77046 or by fax unless the time or location is changed by mutual agreement of the Parties. At the Closing, (a) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.2 below, (b) the Buyer and Parent will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6.3 below, and (c) the Buyer will deliver to the Seller the Purchase Price specified in Section 2.3 above. Post closing adjustments will be made in accordance with Section 2.5 hereof.

     6.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND PARENT. The obligation of the Buyer and Parent to proceed with the Closing and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties of Seller hereunder shall be true and correct in all material respects at and as of the Closing Date;

     (b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

     (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely in any material respect the rights in and to the Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.2(a) -(c) is satisfied in all respects;

     (e) the Buyer shall have received from counsel to the Seller an opinion in form and substance acceptable to Buyer, addressed to the Buyer, and dated as of the Closing Date containing such assumptions and qualifications as may be reasonably acceptable to Buyer's legal counsel;

     (f) Richard A. Portas shall have individually entered into the separate consulting agreement set forth as EXHIBITS B ( the "Consulting Agreement"), and Joseph N. Spinozzi, Carl Anderson and Howard Breshin, shall have each individually entered into the separate Employment Agreements with Buyer in the forms attached hereto as EXHIBITS C-1, C-2 AND C-3, respectively (the "Employment Agreements");

     (g) The Seller shall have delivered to Buyer instruments of assignment and transfer or bills of sale signed by Seller as the Buyer shall reasonably request, including the Bill of Sale and Assumption Agreement in substantially the form attached hereto as EXHIBIT D (the "Bill of Sale");

     (h) The Seller shall have delivered to the Buyer an Investor Representation Letter in substantially the form attached hereto as EXHIBIT E executed by the Seller with respect to the acquisition of the Common Stock, the Note and the Common Stock into which the Note is convertible;

     (i) Seller shall have entered into the Subordination Agreements in the form of EXHIBITS F-1 and F-2.

     (j) Seller shall have entered into with Parent an Addendum to Shareholders' Agreement in the form attached hereto as EXHIBIT G (the "Shareholder's Agreement") and a Registration Rights Agreement in the form of EXHIBIT H (the "Registration Rights Agreement");

     (k) Seller shall have delivered to Buyer a Stock Pledge Agreement in substantially the form of EXHIBIT I-1 attached hereto (the "Stock Pledge Agreement") and an Escrow Agreement in the form of Exhibit I-2 by and between the Seller, Buyer, Parent and Thomas J. Kovarcik, Esq.;

     (l) Buyer shall have completed its due diligence review of Seller and the Business and been satisfied with the results;

     (m) The Board of Directors and shareholders of Seller shall have approved the terms of this transaction and Seller shall have delivered a certificate therefore to Buyer;

     (n) Seller shall have delivered to Buyer all other items required to be delivered hereunder or as may be reasonably requested which are reasonably necessary or would reasonably facilitate consummation of the transactions contemplated hereby; and

     (o) All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in Section 6.2 if it executes a writing so stating at or prior to the Closing Date.

     6.3 CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to proceed with Closing and consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions and compliance with Section 6.6:

     (a) the representations and warranties of Buyer and Parent hereunder shall be true and correct in all material respects at and as of the Closing Date;

     (b) the Buyer and Parent shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

     (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) each of Buyer and Parent shall have delivered to the Seller a certificate to the effect that each of the conditions applicable to it which are specified above in Section 6.3(a)-(c) is satisfied in all respects;

     (e) the Seller shall have received from counsel to the Buyer and Parent an opinion in form and substance acceptable to Seller, addressed to the Seller, and dated as of the Closing Date containing such assumptions and qualifications as may be reasonably acceptable to Seller's legal counsel;

     (f) the Buyer shall have paid the Purchase Price required by Section 2.3;

     (g) the Buyer shall have entered into the Consulting Agreement and the Employment Agreements;

     (h) the Buyer shall have caused Parent to enter into the Shareholders' Agreement and the Registration Rights Agreement with Seller;

     (i) The Buyer and Parent shall have executed and delivered to Seller the Bill of Sale;

     (j) Seller shall have completed its due diligence review of Buyer and Parent and been satisfied with the results;

     (k) the Board of Directors and shareholders of Seller shall have approved the terms of this transaction;

     (l) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6.3 if Seller executes a writing so stating at or prior to the Closing.

     6.4 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. The Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by the Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer, for the purpose of assigning and confirming to the Buyer, all of the Assets. The Buyer shall notify the Seller promptly, and in no event more than ten (10) business days after the Buyer's receipt, of any tax inquiries or notifications thereof which relate to any period prior to the Effective Date, and the Seller shall prepare and deliver responses to such inquiries as the Seller deems necessary or appropriate. In addition, the Seller shall make available the books and records of the Business during reasonable business hours and take such other actions as are reasonably requested by the Buyer to assist the Buyer in the operation of the Business.

     6.5 CONFIDENTIAL INFORMATION. After the Closing and except as otherwise specifically permitted in this Agreement or reasonably required by the Parent to conduct its business and pursue the Public Offering, each Party to this Agreement agrees, on behalf of itself and its Affiliates, to use reasonable efforts not to divulge, communicate, use to the detriment of any other Party to this Agreement or its Affiliates or for the benefit of any other person or persons, any confidential information or trade secrets of such other Party with respect to the Assets or the Business, including personnel information, secret processes, know-how, customer lists, formulae, or other technical data; provided, if any Party to this Agreement or any of its Affiliates is compelled to disclose such information to any tribunal, regulatory or governmental authority or agency or else stand liable for contempt or suffer other censure and penalty, such Party may so disclose such information without any liability hereunder.

                                  ARTICLE VII
                                INDEMNIFICATION
                                ---------------

     7.1  INDEMNIFICATION.

          A. BY THE SELLER AND SELLER'S SHAREHOLDERS. Subject to Section 7.1(E) hereof, the Seller and each of the Seller's Stockholders, individually, jointly and severally, (collectively herein "Seller Indemnitors") shall indemnify, save, defend and hold harmless the Buyer, Parent and Buyer's and Parent's shareholders and the directors, officers and financial advisors, investment bankers, attorneys and accountants of each, together with their respective successors in interest or heirs (collectively, the "Buyer Indemnified Parties") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant, breach of warranty as of the Effective Date, or the inaccuracy of any representation as of the Effective Date, made by the Seller in or pursuant to this Agreement or the Ancillary Agreements, including any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Seller or its Affiliates under this Agreement, or (ii) based upon, arising out of, or otherwise in respect of any liability or obligation of the Business or relating to the Assets (a) relating to any period prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities, or (b) arising out of facts or circumstances existing prior to the Effective Date, other than those Damages based upon or arising out of the Assumed Liabilities; provided, however, that the Seller and its stockholders shall not be liable for any such Damages to the extent, if any, such Damages result from or arise out of a breach or violation of this Agreement by any Buyer Indemnified Parties.

          B. BY THE BUYER. Subject to Section 7.1(E) hereof, the Buyer and Parent, jointly and severally, shall indemnify, save, defend and hold harmless the Seller, Seller's Stockholders, and financial advisors, investment bankers, attorneys and accountants of each, together with their respective successors in interest or heirs (collectively, the "Seller Indemnified Parties") from and against any and all Damages (i) incurred in connection with or arising out of or resulting from or incident to any breach of any covenant , breach of warranty as of the Effective Date, or the inaccuracy of any representation as of the Effective Date, made by the Buyer or Parent in or pursuant to this Agreement or the Ancillary Agreements, including any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Buyer or Parent under this Agreement, or (ii) based upon, arising out of or otherwise in respect of any liability or obligation of the Business or relating to the Assets (a) relating to any period on and after the Effective Date, other than those Damages based upon or arising out of the Retained Liabilities, or (b) arising out of facts or circumstances existing on and after the Effective Date, other than those Damages based upon or arising out of the Retained Liabilities; provided, however, that the Buyer and Parent shall not be liable for any such Damages if such Damages result from or arise out of a breach or violation of this Agreement by any Seller Indemnified Parties.

          C. DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within ten (10) days, after the service of the citation or summons) ("Notice of Action"); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the amount the indemnified Party is entitled to recover exceeds the actual damages to the indemnifying Party caused by such failure to so notify within ten (10) days and so long as the indemnifying Party is not materially prejudiced by the failure to receive such notice. The indemnifying Party may elect to compromise or defend any such asserted liability and to assume all obligations contained in this Section 7.1 to indemnify the indemnified Party by a delivery of notice of such election ("Notice of Election") within ten (10) days after delivery of the Notice of Action. Upon delivery of the Notice of Election, the indemnifying Party shall be entitled to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's sole cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's sole cost, risk and expense, except with respect to the fees and expenses of the indemnified Party's attorney, which shall be borne by the indemnified Party, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Notice of Election is delivered to the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim of the indemnified Party or does not deliver to the indemnified Party a Notice of Election within ten (10) days after delivery of the Notice of Action, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

          D. THIRD PARTY CLAIMS. The provisions of this Section 7.1 are not limited to matters asserted by the Parties, but cover Damages incurred in connection with third party claims. The indemnity hereunder is in addition to any and all rights and remedies of the Parties in connection herewith.

          E. LIMITATION ON INDEMNIFICATION. Notwithstanding the other provisions of this Section 7.1, Seller Indemnitors shall not be liable to Buyer Indemnified Parties, and Buyer shall not be liable to Seller Indemnified Parties, for the first $40,000 in aggregate Damages suffered by such indemnified Parties; provided, however, that once any such indemnified Parties have suffered Damages aggregating in excess of $40,000, the indemnifying Party shall reimburse the indemnified Parties for the full amount of such Damages, including the $40,000 in Damages initially excluded. In no event shall the aggregate Damages payable by an indemnifying Party to indemnified Parties exceed one half of the Purchase Price, and further provided that any damages payable to Buyer or Parent shall be made first by reducing the principal amount of the Note and thereafter reducing the amount of Common Stock set forth in Section 2.3 hereof. Damages shall be computed net of any insurance recovery.

     7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for two (2) years thereafter, except that the representations and warranties contained in Sections 3.5 and 3.24 shall survive for the applicable statute of limitations.

                                  ARTICLE VIII
                            TERMINATION AND REMEDIES
                            ------------------------

     8.1 SPECIFIC PERFORMANCE; REMEDIES. Each of the Parties hereby agrees that the transactions contemplated by this Agreement are unique, and that each Party shall have, in addition to any other legal or equitable remedy available to it, the right to enforce this Agreement by decree of specific performance.
If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it, he or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

     8.2 OFFSET; REMEDIES. Subject to the provisions of Section 7.1(E) hereof, to the extent not otherwise prohibited by applicable law, all amounts due and owing by the Buyer or Parent to the Seller under this Agreement, the Note, or any other document, instrument, or agreement executed or issued in connection herewith shall be subject to offset by the Buyer or Parent to the extent of any Damages actually incurred by any breach by the Seller, under this Agreement by any Party other than the Buyer or the Parent under the Consulting Agreement or the Employment Agreements, or any document, instrument, or agreement executed in connection herewith. In the event Buyer elects to offset any Damages incurred as a result of any such breach, Buyer or Parent shall furnish Seller notice containing detailed information about the breach, the magnitude of the damages that Buyer or Parent has or reasonably expects to incur, and whether the offset is against the Note, the Parent Shares pledged under the Stock Pledge Agreement or otherwise (the act of offsetting by Buyer shall be referred to as an "Offset"). The Seller acknowledges and agrees that but for the right of Offset contained in this Agreement, the Buyer would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, the Consulting Agreement, the Employment Agreements, or any document, instrument, or agreement executed in connection herewith, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the Consulting Agreement, the Employment Agreements, or any document, instrument, or agreement executed in connection herewith, the successful or prevailing Party or Parties shall be entitled to recover other remedies to which it or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law. Buyer or Parent shall not effect an Offset hereunder without giving Seller at least 10 days advance written notice of its intent to do so. Seller or its stockholders may contest any offset under the arbitration provisions set forth in Section 9.14 herein. Notwithstanding any other provisions of this Section 8.2, all rights of offset with respect to amounts due or owing under the Employment Agreements and the Consulting Agreement shall expire to the extent not exercised on or prior to the second anniversary of the Closing.

     8.3 TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing: (i) by the mutual consent of Seller, Parent and Buyer; or (ii) by Seller, Parent or Buyer, three months after the date hereof, if any of the conditions precedent to its obligations hereunder have not been fulfilled, other than as a result of such terminating Party's breach or negligence; or (iii) if any bona fide action or proceeding shall be pending against either Party on or before the Closing that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state government shall have objected at or before the Closing to this acquisition or to any other action required by or in connection with this Agreement (which objection could potentially prevent the consummation of the transactions contemplated by this Agreement).

          (b) This Agreement may be terminated by Buyer or Parent at any time prior to the Closing if Seller shall have failed to comply in any material respect with its agreements herein and such failure shall be continuing or if the representations or warranties of Seller herein shall prove to have been inaccurate in any material respect when made, provided that, Buyer or Parent shall give Seller a reasonable period of time, but in any event not less than thirty (30) days to cure any default hereunder, by the payment of compensation (if the matter is reasonably capable of rectification by that means) or by the rectification of the matter before the Closing.

          (c) This Agreement may be terminated by Seller at any time prior to the Closing if Buyer or Parent shall have failed to comply in any material respect with their respective agreements herein and such failure shall be continuing or if the representations or warranties of Buyer or Seller herein shall prove to have been inaccurate in any material respect when made, provided that, Seller shall give Buyer or Parent, as the case may be, a reasonable period of time, but in any event not less than thirty (30) days, to cure any default hereunder, by the payment of compensation (if the matter is reasonably capable of rectification by that means) or by the rectification of the matter before the Closing.

          (d) Nothing in this Section 8.3 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement; provided, however that such Party shall not be liable in the event the Agreement is terminated pursuant to Section 8.3(a), or pursuant to Section 8.3(b) and Section 8.3(c) if the breach is not intentional and reasonable good faith efforts are made to rectify the breach but it is not resolved.

          (e) For purposes only of determining whether termination of this Agreement is permissible pursuant to this Section 8.3, neither Seller nor Buyer or Parent will be deemed to have failed to comply in any material respect with its agreements herein, nor will any representation or warranty herein be deemed to be inaccurate in any material respect, unless such failure to comply or inaccuracy could reasonably be expected to result in Damages to the other Party of in excess of $40,000.

                                   ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

     9.1 FEES. Except as expressly set forth herein to the contrary, each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transaction contemplated hereby.

     9.2 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

     9.3 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed with receipt of transmission confirmed during regular business hours during a business day to the appropriate location described below, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

          IF TO SELLER:          Richard A. Portas
                                 466 West Shore Trail
                                 Sparta, New Jersey  07871

                                 Joseph N. Spinozzi
                                 31 Farragut Avenue
                                 Hastings on the Hudson, New York  10706

                                 Carl Anderson
                                 31 Britton Ridge Road
                                 Mt. Kisco, New York  10549

                                 Howard Breshin
                                 8 Edson Road
                                 Valley Cottage, New York  10989

          With a copy to:        Thomas J. Kovarcik, Esq.
                                 237 Park Avenue, 21/st/ Floor
                                 New York, New York 10017

          IF TO BUYER:           Litigation Resources of America, Inc.
                                 650 First City Tower, 1001 Fannin
                                 Houston, Texas 77002
                                 Phone:  713/653-7100
                                 Fax:   713/653-7172

          With a copy to:        John R. Boyer, Jr.
                                 Boyer, Ewing & Harris Incorporated
                                 Nine Greenway Plaza, Suite 3100
                                 Houston, Texas  77046
                                 Phone: (713) 871-2025
                                 Fax: (713) 871-2024

Any addressee at any time by furnishing notice to the other addressees in the manner described above may designate additional or different addresses for subsequent notices or communications.

     9.4 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

     9.5 ENTIRE AGREEMENT; BINDING EFFECT. This Agreement and any Ancillary Agreements set forth the entire agreement among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

     9.6 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

     9.7 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

     9.8 ASSIGNMENT. The Seller shall not assign this Agreement or any interest herein .

     9.9 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

     9.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement or to be delivered by the Seller, upon review and approval by the Buyer, are and shall be hereby incorporated in and made a part of this Agreement. All Schedules to this Agreement must be delivered no later than four
(4) days prior to Closing, in order to provide the Buyer ample time to review and evaluate the items described therein and disclosed thereby. Although the Schedules remain subject to the review and approval of the Buyer, no such review or approval shall constitute a waiver by the Buyer of any breach or default caused by the inaccuracy or incompleteness of any Schedule, the accuracy and completeness of the Schedules being the sole responsibility of the Seller.

     9.11 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

     9.12 SURVIVAL. Subject to Section 7.2, this Agreement, including but not limited to all covenants, warranties, representations and indemnities contained herein, shall survive the Closing, and the Bill of Sale and all other documents, instruments or agreements relating to the Assets and the transactions contemplated herein shall not be deemed merged therein.

     9.13 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

     9.14 ARBITRATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation, or some other dispute resolution procedure as required by this Section 9.14. Failing an adequate resolution by mediation, any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including any controversy or claim arising out of or relating to the Parties' decision to enter into this Agreement, shall be settled by binding arbitration. There shall be one arbitrator to be mutually agreed upon by the Parties involved in the controversy and to be selected from the National Panel of Commercial Arbitrators (or successor panel, if any). If within 45 days after service of the demand for arbitration the Parties are unable to agree upon such an arbitrator who is willing to serve, then an arbitrator shall be appointed by the American Arbitration Association in accordance with its rules. Except as specifically provided in this Section 9.14, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall not render an award of punitive damages. Any arbitration hereunder commenced prior to full payment of the Note or conversion of the Note into Parent Shares (such event being referred to as the "Note Payment Date"), shall be held in New York, New York. Any arbitration commenced on or after the Note Payment Date shall be held in Houston, Texas. Expenses related to the arbitration, including counsel fees, shall be borne by the Party incurring such expenses except to the extent otherwise provided in Section 9.15 herein. The fees of the arbitrator and of the American Arbitration Association, if any, shall be divided equally among the Parties involved in the controversy.
Judgment upon the award rendered by the arbitrator (which may, if deemed appropriate by the arbitrator, include equitable or mandatory relief with respect to performance of obligations hereunder) may be entered in any court of competent jurisdiction. Nothing in this Section shall restrict any Parties' ability to seek injunctive or other equitable relief in any court of competent jurisdiction prior to initiating mediation or arbitration. In the event that such injunctive or equitable relief is sought by any Party, such Party is specifically entitled to enforce the appropriate provisions of the Agreement in obtaining such relief in any court of competent jurisdiction and, thereafter, submit the remaining controversy, dispute or claim to arbitration in accordance with this Section. Any such proceeding for injunctive or equitable relief hereunder commenced prior to the Note Payment Date, shall be held in New York, New York, and any such proceeding commenced on or after the Note Payment Date shall be held in Houston, Texas.

     9.15 ATTORNEYS' FEES. If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys' fees from the other Party hereto.

     9.16 DRAFTING. Both Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either Party hereto because one is deemed to be the author thereof.

          IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement in multiple counterparts effective as of the date first written above.

                         BUYER:

                         LITIGATION RESOURCES OF
                         AMERICA-NORTHEAST, INC.,
                         a New York corporation

                         By: /s/ Richard O. Looney
                            ----------------------------------------------
                            Richard O. Looney, Chairman and Chief Executive Officer

                         PARENT:

                         LITIGATION RESOURCES OF AMERICA, INC.,
                         a Texas corporation

                         By: /s/ Richard O. Looney
                            ----------------------------------------------
                            Richard O. Looney, Chairman and Chief Executive Officer

                         SELLER:

                         AMICUS ONE LEGAL SUPPORT SERVICES, INC., a New York Corporation

                         By: /s/ Richard Portas
                            ----------------------------------------------
                            Richard Portas, President

                         SELLER'S STOCKHOLDERS


                         /s/ Richard A. Portas
                             ---------------------------------------------
                             RICHARD A. PORTAS, Individually


                         /s/ Joseph N. Spinozzi
                             ---------------------------------------------
                             JOSEPH N. SPINOZZI, Individually


                         /s/ Carl Anderson
                             ---------------------------------------------
                             CARL ANDERSON, Individually


                         /s/ Howard Breshin
                             ---------------------------------------------
                             HOWARD BRESHIN, Individually

Schedules
-----------
2.1(a)    -     Equipment
2.1(b)    -     Contracts
2.1(c)    -     Books and Records
2.1(e)    -     Intellectual Property
2.1(g)    -     General Intangibles
2.2       -     Excluded Assets
2.7       -     Allocation of Purchase Price
3.3(A)    -     Consents and Approvals
3.3(B)    -     Breaches or Defaults
3.5       -     Exceptions to Title
3.6       -     Leased Personal Property
3.9       -     Equipment
3.12      -     Licenses
3.13      -     Intellectual Property
3.14(A)   -     Owned Real Property
3.14(B)   -     Leased Real Property
3.16      -     Insurance Policies
3.17      -     Banking
3.19(A)   -     Employees
3.19(B)   -     Independent Contractors
3.20      -     Employee Benefit Plans
3.21      -     Employment Agreements
3.22      -     Liabilities
3.23      -     Litigation
3.24      -     Tax Matters
3.27      -     Certain Changes or Events
3.28            Clients

Exhibits
--------
A         Note
B         Portas Consulting Agreement
C-1       Spinozzi Employment Agreement
C-2       Andersen Employment Agreement
C-3       Breshin Employment Agreement
D         Bill of Sale and Assumption Agreement
E         Investor Representation Letter
F-1       Peck's Subordination Agreement
F-2       Texas Commerce Bank Subordination Agreement
G         Shareholder's Agreement
H         Registration Rights Agreement
I-1       Stock Pledge Agreement
I-2       Escrow Agreement